Exhibit 24.2

DURABLE POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, JACQUELINE B. MARS, as Trustee of the JACQUELINE BADGER MARS TRUST DATED FEBRUARY 5, 1975, AS AMENDED (the “Trust”), c/o Stonehall Farm, 3417 Landmark Road, The Plains, Virginia 22171, (referred to as “I” or “my”) do hereby make, constitute and appoint JOEL A. KOBERT, having an office c/o Courter, Kobert & Cohen, P.C., 1001 Route 517, Hackettstown, New Jersey 07840, as my true and lawful attorney-in-fact, with full power to act in, deal with, manage and conduct all of the Trust’s businesses, estates, affairs and properties of every kind and in every manner, and in its name, place and stead, to do all acts and deeds, matters and things whatsoever in connection therewith as fully and effectually in all respects as though I were myself acting, and I do hereby ratify and confirm all that my said attorney shall lawfully do or cause to be done by virtue of this Power of Attorney, and the rights and powers granted herein. Without in any manner restricting the foregoing powers, my attorney-in-fact shall have the following specific powers:

1. To receive, collect, sue for, settle or compromise any debts, obligations, liabilities, devises, bequests, claims, moneys or other property owing to the Trust by any person or persons, companies, corporations, partnerships, municipalities, governments, or any subdivisions thereof, including any moneys represented by checks payable to the Trust drawn on or by the Treasurer of the United States of America for any account whatsoever; to give effectual receipts, releases or discharges for the same; and to endorse for transfer, payment or deposit any checks or drafts payable to the Trust;

2. To execute any and all instruments of any kind whatsoever in connection with the sale of all shares of common stock and interests in AmerAlia, Inc., Natural Soda AALA, and Natural Soda, Inc., including, but not limited to, a Purchase Agreement of any and all interests in these entities, and the release of all rights to any loans and/or debentures, and the right to be repaid by AmerAlia, Inc., Natural Soda AALA, and Natural Soda, Inc., for any monies advanced and to do any and all things to carry out and effectuate the sale of those interests to Sentient USA Resources Fund II, L.P., or a related entity, and execute on behalf of the Trust, any documents, if necessary, in connection with the sale of said interests;

3. To prepare, execute on behalf of the Trust, and file with or submit to the U.S. Securities and Exchange Commission, any and all forms, schedules and reports of any kind whatsoever and any amendment or amendments thereto; it being understood this authority is for a duration not to exceed 90 days from the date set forth below.

4. To ask, demand, collect, receive and hold and possess all such documents of title, choses in action, personal and real property and property rights;

5. To sign, endorse, execute, acknowledge, deliver, receive and possess such contracts, agreements, deeds, conveyances, trust deeds, mortgages, leases, renewals, assignments, agreements of pledge, bills of sale, transfer powers, documents of title, notes, commercial paper, evidences of debt, security agreements, and other debts and obligations, and such other instruments in writing of whatever kind and nature as may be necessary or proper in the exercise of the rights and powers herein granted, as well as relating in any way to Natural Soda AALA, Inc., Natural Soda Inc. and AmerAlia Inc., and the release of liens held by the Bank of America; no person dealing with my attorney-in-fact on such matters shall be required to question the propriety of my attorney-in-fact’s action or to see to the application of the proceeds of any such transaction;

6. To care for and maintain, repair, improve, or take such steps as to my said attorney may seem advisable to preserve or protect the Trust’s property, of whatsoever nature the same may consist, and to pay the cost of same out of the Trust’s funds; and

7. To adjust, settle, compromise or submit to arbitration any accounts, debts, claims, demands, disputes and matters which are now subsisting, or which may hereafter arise between the Trust and any other person or persons, companies, corporations, municipalities, governments, or any subdivisions thereof; and in such settlement to accept part in lieu of or in satisfaction of the whole of any such debt, claim or demand, or grant an extension of time for the payment or satisfaction thereof, upon such terms as my said attorney may deem proper, either with or without taking security for the same, or otherwise, and to act with respect thereto as my said attorney may deem expedient.

I, as Trustee, retain the right to either destroy, revoke, alter, amend or otherwise modify this General Durable Power of Attorney, either in writing or by its physical destruction, at any time in the future, in which event I will give written notification of such destruction, revocation, alteration, amendment or other modification, both to my surrogate and, if possible, to anyone else to whom either an original or a copy of this General Durable Power of Attorney was given by me.

Accordingly, any third-party to whom either an original or a copy of this document is given may rely on such a copy, duly certified by my then serving attorney-in-fact to be a true and then still active copy of the original hereof, as if such third-party had received the actual original itself.

This instrument is intended to constitute my said attorney as my and the Trust’s universal agent, and it shall be liberally construed so as to effect that intention; and the enumeration of powers above made shall not in any way be regarded as a limitation on the powers of my said attorney as my or the Trust’s universal agent.

This Power of Attorney shall not be affected by disability of the Principal.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 8th day of August, 2007.

Signed, Sealed and Delivered

in the presence of:

/s/ Gianni Paoletti	/s/ Jacqueline B. Mars
Jacqueline B. Mars, Trustee

Commonwealth of Virginia
County of Fairfax

Be it Remembered, that on this 8th day of August, 2007, before me, the subscriber, personally appeared Jacqueline B. Mars, who I am satisfied is the person named herein, and who executed the within Power of Attorney as Trustee of the JACQUELINE MARS TRUST DATED FEBRUARY 5, 1975, AS AMENDED, and I having first made known to her contents thereof, she did acknowledge that she signed, sealed and delivered same as her voluntary act and deed, for the uses and purposes therein expressed.

[SEAL]	/s/ Susan E. Martin
(Notary)